Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
kapora1@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+) 44.207.868.1642
greublm@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS ANNOUNCES NEW AUTHORIZATION TO REPURCHASE SHARES FOLLOWING COMPLETION OF $200 MILLION SHARE REPURCHASE

FOSTER CITY, CA – April 5, 2004 – Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today announced that the Applera Board of Directors has authorized the repurchase of up to $100 million in additional Applera Corporation-Applied Biosystems Group Common Stock.  The authorization follows the repurchase of $200 million (8.9 million shares) of Applera Corporation-Applied Biosystems Group Common Stock during fiscal 2004 as previously authorized by the Board of Directors. The new authorization supplements the Group’s existing authority to replenish shares issued under its employee stock benefit plans.  The new authorization has no time restrictions and delegates to company management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.  The action is supported by the Group’s cash and cash equivalent balance of $639.6 million as of December 31, 2003.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing.  Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively by Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Copyright© 2004. Applera Corporation. All rights reserved.